Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”) dated March 26, 2019, between Enstar Group Limited, an exempted company formed under the laws of Bermuda (the “Issuer”), and The Bank of New York Mellon, a New York banking corporation, as trustee hereunder (the “Trustee”).
RECITALS
WHEREAS, the Issuer and the Trustee entered into an Indenture dated as of March 10, 2017 (the “Original Indenture”), pursuant to which senior debt securities of the Issuer (the “Securities”) may be issued in one or more series from time to time;
WHEREAS, the Issuer and the Trustee entered into a First Supplemental Indenture dated as of March 10, 2017 (the “First Supplemental Indenture”), pursuant to which the Issuer issued its 4.500% Senior Notes due 2022 (the “Notes”);
WHEREAS, Section 8.1 of the Original Indenture provides that the Issuer, when authorized by a resolution of its Board of Directors, and the Trustee, at any time and from time to time, may enter into an indenture or indentures supplemental to the Original Indenture without the consent of the Holders to, among other things, make any changes that do not materially and adversely affect the Holders of any Securities or the Coupons appertaining thereto;
WHEREAS, the Issuer has determined that the changes to the First Supplemental proposed to be made pursuant to this Second Supplemental Indenture do not materially and adversely affect the Holders of the Notes;
WHEREAS, the Board of Directors of the Issuer, pursuant to the resolutions duly adopted on [•], 2019, has duly authorized the Issuer to enter into this Second Supplemental Indenture;
WHEREAS, the Issuer has requested that the Trustee execute and deliver this Second Supplemental Indenture; and
WHEREAS, all acts and things necessary to make this Second Supplemental Indenture a valid agreement according to its terms have been done and performed, and the execution of this Second Supplemental Indenture has been duly authorized in all respects.
NOW, THEREFORE, the Issuer and the Trustee mutually covenant and agree, for the equal and proportionate benefit of the respective Holders from time to time of the Notes, as follows:
ARTICLE ONE
DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION
SECTION 1.1.    Definitions.
The Original Indenture together with the First Supplemental Indenture and this Second Supplemental Indenture are hereinafter sometimes collectively referred to as the “Indenture. For the avoidance of doubt, references to any “Section” of the “Indenture” refer to such Section of the Original Indenture as supplemented and amended by the First Supplemental Indenture and as further supplemented and amended by this Second Supplemental Indenture. All capitalized terms which are used herein and not otherwise defined herein are defined in the Original Indenture and are used herein with the same meanings as in the Original Indenture. If a capitalized term is defined in the Original Indenture or in the First Supplemental Indenture and in this Second Supplemental Indenture, the definition in this Second Supplemental Indenture shall apply to the Notes.
For all purposes of this Second Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(a)    words in the singular include the plural, and in the plural include the singular; and
(b)    the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular article, section or other subdivision; and.
ARTICLE TWO
OPTIONAL REDEMPTION
Section 2.6 of the First Supplemental Indenture is hereby amended and restated in its entirety as follows:
SECTION 2.6. Optional Redemption.
(a) The Issuer may redeem the Notes, in whole and not in part, following the occurrence of a Specified Event at the redemption price determined in accordance with Section 2.6(b) (a “Specified Event Redemption”); provided, that notice of a Specified Event Redemption shall be given by the Issuer to the Holders of the Notes and the Trustee within 90 days of the occurrence of the applicable Specified Event; provided, further, that, at the time such notice is given, assuming that payment for such redemption had been made, the applicable Conditions to Redemption (including receipt from the BMA of its consent to the redemption as specified in clause (iii) of the definition of “Conditions to Redemption”) have been satisfied and, if not so satisfied, the period for giving of such notice shall be extended until such time as the Conditions to Redemption are satisfied.
(b) Redemption Price.
(i) Prior to February 10, 2022, the redemption price in respect of a Rating Methodology Event or a Regulatory Event with respect to the Notes shall be the greater of (i) 100% of the principal amount of the Notes to be redeemed or (ii) as determined by the Independent Investment Banker, the sum of the present values of the remaining principal amount and scheduled payments of interest on the Notes to be redeemed (excluding interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis at the Treasury Rate plus 40 basis points. The redemption price will be calculated assuming a 360-day year consisting of twelve 30-day months.
(ii) On or after February 10, 2022, the redemption price in respect of a Rating Methodology Event or a Regulatory Event with respect to the Notes shall be 100% of the principal amount of the Notes to be redeemed.
(iii) The redemption price in respect of a Tax Event shall be 100% of the principal amount of the Notes to be redeemed, together with Additional Amounts, if any, to, but not including, the redemption date.
(c) In addition to the applicable redemption price, the Issuer will pay accrued and unpaid interest, if any, to, but not including, the redemption date.
(d) Solely for purposes of this Section 2.6, the following terms shall have the following meanings:
“Applicable Supervisory Regulations” means such insurance supervisory laws, rules and regulations relating to group supervision or the supervision of single insurance entities, as applicable, which are applicable to the Insurance Group, and which shall initially mean the Group Rules until such time when the BMA no longer has jurisdiction or responsibility to regulate the Issuer or the Insurance Group.
“BMA” means the Bermuda Monetary Authority, or, should the Bermuda Monetary Authority no longer have jurisdiction or responsibility to regulate the Insurance Group, as the context requires, a regulator which is otherwise subject to Applicable Supervisory Regulations.
“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate securities of comparable maturity to the remaining term of the Notes.
“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of such

Reference Treasury Dealer Quotations, or (ii) if the Independent Investment Banker obtains fewer than four Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations so received.
“Conditions to Redemption” are satisfied on any day with respect to a scheduled redemption or a planned purchase of the Notes, if:
(i)    the redemption or purchase of the Notes would not result in, or accelerate the occurrence of, an Insolvency Event; and
(ii)    the Solvency Capital Requirement is complied with after the repayment or purchase of the Notes; and
(iii)    the BMA has given, and not withdrawn by such date, its prior consent to the redemption of the Notes and the payment of accrued and unpaid interest or to the purchase of the Notes; provided, that if under the Applicable Supervisory Regulations no such consent is required at the time in order for the Notes to qualify or continue to qualify, as applicable, as Tier 3 Capital of the Issuer or the Insurance Group, this clause (iii) shall not apply.
“ECR” means the enhanced capital and surplus requirement applicable to the Insurance Group and as defined in the Insurance Act or, should the Insurance Act or the Group Rules no longer apply to the Insurance Group, any and all other solvency capital requirements defined in the Applicable Supervisory Regulations.
“Group Rules” means the Group Solvency Standards, together with the Group Supervision Rules, as those rules and regulations may be amended or replaced from time to time.
“Group Solvency Standards” means the Bermuda Insurance (Prudential Standards) (Insurance Group Solvency Requirement) Rules 2011, as those rules and regulations may be amended or replaced from time to time.
“Group Supervision Rules” means the Bermuda Insurance (Group Supervision) Rules 2011, as those rules and regulations may be amended or replaced from time to time.
“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Issuer.
“Insolvency Event” means, as of the relevant date, the Issuer is not, or, after making an applicable payment with respect to the Notes, would not be, solvent.
“Insurance Act” means the Bermuda Insurance Act 1978, as amended from time to time.
“Insurance Group” means all subsidiaries of the Issuer that are regulated insurance or reinsurance companies (or part of such regulatory group) pursuant to the Applicable Supervisory Regulations.
“Issue Date” means March 10, 2017.
“Rating Methodology Event” means, with respect to the Notes, if, as a consequence of a change in, or clarification to, the rating methodology (or the interpretation thereof) of Moody’s Investor Service, Standard & Poor’s Rating Services or Fitch Ratings Inc. or any respective successor, which change or clarification becomes effective on or after the Issue Date, the capital treatment of the Notes for the Issuer or the Insurance Group is amended in a way that is reasonably determined by the Issuer to be materially unfavorable to the Issuer or the Insurance Group and provided such determination by the Issuer has been notified to the BMA in advance and the BMA has given notice of its approval (or non-disapproval) of such determination.
“Reference Treasury Dealer” means (a) each of Barclays Capital Inc. and Wells Fargo Securities, LLC or their affiliates that are primary U.S. government securities dealers and their respective successors, unless any of them ceases to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), in which case the Issuer shall substitute another Primary Treasury Dealer and (b) two other Primary Treasury Dealers that the Issuer selects.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Issuer, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by that Reference Treasury Dealer at 3:30 p.m., New York City time, on the third Business Day preceding the redemption date.
“Regulatory Event” means if, as a consequence of a change in, or clarification to, the Applicable Supervisory Regulations by the BMA, the Notes (in whole or in part) will not or will no longer qualify as Tier 3 Capital under the Group Supervision Rules or the Applicable Supervisory Regulations then applicable to the Insurance Group (and if the Applicable Supervisory Regulations do not refer to such term, the nearest corresponding concept (if any) under the Applicable Supervisory Regulations), as reasonably determined by the Issuer.
“Specified Event” means the occurrence of any of a Tax Event, a Rating Methodology Event or a Regulatory Event with respect to the Notes.
“Specified Event Redemption” has the meaning forth in Section 2.6(a).
“Solvency Capital Requirement” means the ECR or any other requirement to maintain assets applicable to the Issuer or in respect of the Insurance Group, as applicable, pursuant to the Applicable Supervisory Regulations.
“Tax Event” means, with respect to the Notes, if at any time the Issuer receives an Opinion of Counsel that as a result of (1) any change in or amendment to the laws or treaties (or any regulations or rulings promulgated under these laws or treaties) of Bermuda or any Taxing Jurisdiction (including any political subdivision thereof or taxation authority therein affecting taxation) or (2) any change in the application or official interpretation of such laws, regulations or rulings (including, for the avoidance of doubt, any action taken by any Taxing Jurisdiction, which action is applied generally or is taken with respect to the Issuer, or a decision rendered by a court of competent jurisdiction in a Taxing Jurisdiction whether or not such decision was rendered with respect to the Issuer), in either case which change becomes effective on or after the Issue Date, the Issuer will be required as of the next Interest Payment Date to pay Additional Amounts with respect to the Notes as provided in Section 3.11 of the Indenture, and such requirement cannot be avoided by the use of reasonable measures (consistent with practices and interpretations generally followed or in effect at the time such measures could be taken) then available; provided that the determination by the Issuer that a Tax Event exists has been notified to the BMA in advance and the BMA has given notice of its approval (or non-disapproval) of such determination.
“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated on the third Business Day preceding the redemption date, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.
“Tier 3 Capital” means “Tier 3 Ancillary Capital” as set out in the Group Supervision Rules (or, if the Group Supervision Rules are amended so as to no longer refer to Tier 3 Ancillary Capital in this respect, the nearest corresponding concept (if any) under the Group Supervision Rules, as amended).
(e)     The Issuer will provide notice of any redemption at least 30 days but not more than 60 days before the redemption date to each Holder of the Notes to be redeemed, in accordance with the provisions of Section 11.4 of the Indenture. Each such notice shall specify the date fixed for redemption, the facts establishing the right of the Issuer to redeem such Notes, the places of redemption and the redemption price at which such Notes are to be redeemed (or the manner of calculating such redemption price if not then determinable), and shall state that payment of the redemption price for the Notes to be redeemed will be made on surrender of such Notes at such places of redemption.
(f)     Unless the Issuer defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes called for redemption.
(g) An Officers’ Certificate in connection with any Specified Event Redemption certifying that, as of the date notice of such Specified Event Redemption is given and assuming payment of the redemption price had been made on such date, the applicable Conditions to Redemption are satisfied shall, in the absence of manifest error, be treated and accepted by the Trustee, the Holders of the Notes and all other interested parties as correct and sufficient evidence thereof, shall be final and binding on such parties, and the Trustee shall be entitled to rely conclusively on such Officers’ Certificate with respect to the satisfaction of the applicable Conditions to Redemption without liability to any Person.

ARTICLE THREE
REDEMPTION FOR TAX PURPOSES
Section 2.11 of the First Supplemental Indenture is hereby amended and restated in its entirety as follows:
SECTION 2.11. Redemption for Tax Purposes. The provisions of Section 3.12 of the Indenture will not apply to the Notes.
ARTICLE FOUR
MISCELLANEOUS
SECTION 4.1.    Effect of this Second Supplemental Indenture.
(a)    This Second Supplemental Indenture is a supplemental indenture within the meaning of Article Eight of the Original Indenture, and the Original Indenture shall be read together with the First Supplemental Indenture and this Second Supplemental Indenture and shall have the same effect over the Notes, in the same manner as if the provisions of the Original Indenture, the First Supplemental Indenture and this Second Supplemental Indenture were contained in the same instrument.
(b)    In all other respects, the Original Indenture and the First Supplemental Indenture are confirmed by the parties hereto.
SECTION 4.2.    Effect of Headings.
The Article and Section headings herein are for convenience only and shall not affect the construction hereof.
SECTION 4.3.    Successors and Assigns.
All covenants and agreements in this Second Supplemental Indenture by the Issuer,, the Trustee and the Holders shall bind their successors and assigns, whether so expressed or not.
SECTION 4.4.    Separability Clause.
If any provision of this Second Supplemental Indenture or of the Notes, or the application of any such provision to any Person or circumstance, shall be held to be invalid, illegal or unenforceable, the remainder of this Second Supplemental Indenture or of the Notes, or the application of such provision to Persons or circumstances other than those as to whom or which it is invalid, illegal or unenforceable, shall not in any way be affected or impaired thereby.
SECTION 4.5.    Conflict.
In the event that there is a conflict or inconsistency between the Original Indenture, the First Supplemental Indenture and this Second Supplemental Indenture, the provisions of this Second Supplemental Indenture shall control; provided, however, if any provision hereof limits, qualifies or conflicts with another provision herein or in the Original Indenture, in either case, which is required or deemed to be included in this Indenture by any of the provisions of the Trust Indenture Act, such required or deemed provision shall control.
SECTION 4.6.    Governing Law; Waiver of Jury Trial.

(a) This Second Supplemental Indenture shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such State.
(b) EACH OF THE ISSUER, THE TRUSTEE AND THE HOLDERS BY THEIR ACCEPTANCE OF ANY NOTE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SECOND SUPPLEMENTAL INDENTURE OR THE NOTES.
SECTION 4.7.    Counterparts.
This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.
SECTION 4.8.    Trustee Not Responsible for Recitals.
The recitals contained herein shall be taken as the statements of the Issuer, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed on the date and year first written above.

ENSTAR GROUP LIMITED,
as Issuer

By:    /s/ Guy Bowker
Name:    Guy Bowker
Title:    Chief Financial Officer

THE BANK OF NEW YORK MELLON,
as Trustee

By:    /s/ Laurence J. O’Brien
Name:    Laurence J. O’Brien
Title:    Vice President